U.S. Shipping Partners L.P. Provides Update

EDISON, NJ -- 06/11/2008 -- U.S. Shipping Partners L.P. (NYSE: USS) today announced that while it experienced increased demand for its Integrated Tug Barges ("ITBs") and increased utilization of its chemical fleet since the filing last month of its Quarterly Report on Form 10-Q for the first quarter of 2008, business conditions remain challenging due to high crude oil prices and reduced demand in the Jones Act market. There can be no assurance that this improved performance will continue in future months. In addition, despite improved market conditions since the filing of the Form 10-Q, utilization and spot market rates remain lower than in the comparable period in 2007.

As previously announced, the Partnership has retained Greenhill & Co. LLC and Jefferies & Company to assist it in exploring strategic alternatives, which could include, among other things, a sale or recapitalization of the Partnership, the sale of new equity or other methods of enhancing the capitalization and liquidity of the Partnership. In order to give the Partnership adequate time to pursue strategic alternatives, the Partnership has, based on discussions with the agent bank for its lenders, determined to enter into negotiations with its lenders to amend certain financial ratio covenants under its senior credit facility.

As previously announced, due to market conditions, the Partnership may fall out of compliance with these covenants as measured at the end of the second or third quarter. There can be no assurance that the negotiations to amend these covenants will be successful. If the Partnership is not in compliance with its financial covenants, the lenders will have a number of remedies, including preventing the Partnership from making additional borrowings under its revolving credit facility and not permitting the Partnership to make distributions on its common units until the Partnership is again in compliance. The Partnership expects that any amendment to its financial covenants will require the payment of fees and a higher rate of interest, which would negatively impact the Partnership's results of operations, and will likely require the suspension of the Partnership's common unit distribution.

About U.S. Shipping Partners L.P.

U.S. Shipping Partners L.P. is a leading provider of long-haul marine transportation services, principally for refined petroleum products, petrochemical and commodity chemical products, in the U.S. domestic "coastwise" trade. The Partnership's existing fleet consists of eleven tank vessels: six integrated tug barge units; one product tanker; three chemical parcel tankers and one ATB that was delivered in June 2007 and entered service in July 2007. The Partnership has embarked on a capital construction program to build additional ATBs and, through a joint venture, additional tank vessels that upon completion will result in the Partnership having one of the most modern fleets in service. For additional information about U.S. Shipping Partners L.P., please visit www.usslp.com.

This press release may include "forward-looking statements" as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements. Such assumptions, risks and uncertainties are discussed in detail in the Partnership's filings with the SEC and include, among other things, the willingness of our lenders to amend our credit agreement on commercially acceptable terms, increased financing costs, future charter rates, demand in the spot market for vessels and timely and on-budget delivery in the second half of 2008 of two ATBs currently under construction.

Contact Information:
Albert Bergeron
Chief Financial Officer
U.S. Shipping Partners L.P.
1-866-467-2400